EX-23(J)
                   Opinion and Consent of independent Auditors

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby give our consent to the use in this post-effective amendment No. 6 to the registration statement for the Santa Barbara Group of Mutual Funds, Inc., Inc. of all references to our firm included in or made part of this amendment.

/s/ McCurdy & Associates

McCurdy & Associates, CPA's, Inc.
March 31, 1999